Exhibit 11

Statement Regarding Computation of Earnings per Share

As of December 31, 2000 and 1999

	Three Month Period		Nine Month Period
	2000	1999	2000	1999 (1)
Net Earnings (in thousands)	$54	$205	$290	$530
Basic earnings per share:
Weighted average shares outstanding	859,625	859,625	859,625	859,625
Less unearned employee stock ownership plan shares	(38,940)	(46,599)	(40,844)	(48,591)
Less shares repurchased	(281,818)	(130,736)	(262,563)	(94,278)
Average option shares granted	0	0	0	0
Less assumed purchase of shares using treasury method	0	0	0	0
Common and common equivalent shares outstanding	538,867	682,290	556,218	716,756
Earnings per common share - basic	$0.10	$0.30	$0.52	$0.74
Diluted earnings per share:
Weighted average shares outstanding	859,625	859,625	859,625	859,625
Less unearned employee stock ownership plan shares	(38,940)	(46,599)	(40,844)	(48,591)
Less shares repurchased	(281,818)	(130,736)	(262,563)	(94,278)
Average option shares granted (2)	52,613	35,075	52,613	35,075
Less assumed purchase of shares using treasury method	(52,613)	(35,075)	(52,613)	(35,075)
Common and common equivalent shares outstanding	538,867	682,290	556,218	716,756
Earnings per common share - diluted	$0.10	$0.30	$0.52	$0.74

(1)      See page 8 for Earnings per Share
(2)      Option price exceeds market price